U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     Barbara Davidson
     1327 Lark Court
     Boulder, Colorado  80303

2.   Date of Event Requiring Statement (Month/Day/Year)

     12/11/01

3.   I.R.S. Identification Number of Reporting Person, if an Entity
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Copper Corporation

5.   Relationship of Reporting Person to Issuer (Check all applicable)

     [__] Director [X] 10% Owner [__] Officer (Give title below)
     [__] Other (Specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check applicable line)

       X   Form filed by One Reporting Person
     _____

     _____ Form Filed by More than One Reporting Person

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          Table I   Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|______________________
Common Stock        |   1,000,000   |        I         |By Corporate Manage-
                    |               |                  |ment Services, Inc.
____________________|_______________|__________________|______________________
Common Stock        |     5,000     |        D         |
____________________|_______________|__________________|______________________
                    |               |                  |
____________________|_______________|__________________|______________________

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             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month,    |Underlying   |Price of |ative    |Benefi-
                |Day, Year)      |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|__________
Not applicable  |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|__________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|__________
Explanation of Responses:



                         **SIGNATURE OF REPORTING PERSON

                                     /s/ Barbara Davidson        12/10/01
                                     ---------------------    ----------------
                                       Barbara Davidson            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).